Exhibit 99.1

GEN Restaurant Group, Inc. Announces First Quarter 2024 Financial Results

Cerritos, CA, May 14, 2024 - GEN Restaurant Group, Inc. (“GEN” or the “Company”), owner of GEN Korean BBQ, a fast-growing cook-it-yourself casual dining concept, is announcing financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Financial and Recent Operational Highlights

•
Total revenue increased 16% to $50.8 million compared to the first quarter of 2023.
•
Income from operations was $108 thousand and 0.2% of revenue.
•
Restaurant-level adjusted EBITDA(1) was $8.4 million and 16.6% of revenue.
•
Net Income was $3.7 million and 7.3% of revenue.
•
Adjusted EBITDA(1) was $6.4 million and 12.5% of revenue inclusive of pre-opening expense of approximately $1.9 million.
•
Cash and cash equivalents at March 31, 2024 was $28.1 million.
•
Opened two new locations during the first quarter of 2024 in Seattle, Washington and Dallas, Texas. Opened a third location in Jacksonville, Florida during April 2024.
•
Launched new Premium Menu at all 40 nationwide locations featuring 10 gourmet protein options at an additional cost of $20 per guest.
•
Completed an acquisition to buy out the Company’s 50% partner in GKBH Restaurant LLC, which included acquiring the rights the partner had to participate in future GEN restaurants in the State of Hawaii, on February 19, 2024. The Company now wholly owns all 40 of its locations.

.

(1) Adjusted EBITDA and restaurant-level adjusted EBITDA are non-GAAP measures. For reconciliations of adjusted EBITDA and restaurant-level adjusted EBITDA to the most directly comparable GAAP measure see the accompanying financial tables. For definitions and a discussion of why we consider them useful, see “Non-GAAP Measures” below.

Management Commentary

“Our first quarter performance reflects continued execution on our strategic growth initiatives to rapidly expand GEN’s geographic coverage,” said David Kim, Co-Chief Executive Officer of GEN. “We opened two new restaurants during the first quarter that have been performing at or above our initial expectations and helped drive our 16% revenue increase. In addition, our third new location this year has also been performing well in the initial weeks since opening.

“In February, we bought out our partner in Hawaii and now own 100% of our 40 locations nationwide. As we move further into 2024, we remain focused on growing our restaurant count and providing a superior customer experience, like the recent launch of our new premium menu. Supported by a strong cash position and cost-efficient business model, we believe we are well positioned to continue increasing market share and maximize shareholder value over the long-term.”

First Quarter 2024 Financial Results

Total revenue increased 16% to $50.8 million in the first quarter of 2024 compared to $43.9 million in the first quarter of 2023. Comparable restaurant sales decreased 1.8% in the first quarter of 2024 compared to the same period last year.

Total restaurant operating expenses (excluding pre-opening expenses) as a percentage of revenue increased 327 basis points to 86.8% in the first quarter of 2024 from 83.5% in the first quarter of 2023, primarily driven by the following:

•
Cost of goods sold increased 81 basis points primarily due to more restaurants in operation and the introduction of the Company's new premium menu.
•
Payroll and benefits increased 70 basis points due to increases in minimum wage rates in certain markets in which the Company operates, primarily California; higher short-term labor costs in newly open restaurants as the Company trains staff and management; and an increase in manager training in preparation for the Company’s ramp-up in new restaurant development. On a sequential basis, payroll and benefits decreased by 26 basis points compared to the fourth quarter of 2023.
•
Occupancy costs increased 63 basis points primarily due to new restaurant openings over the last twelve months.
•
Other operating costs increased 64 basis points. On a sequential basis, other operating costs decreased 112 basis points compared to the fourth quarter of 2023.
•
Depreciation and amortization increased 49 basis points.
•
Restaurant pre-opening expenses increased to $1.9 million for the first quarter of 2024 from $0.5 million in the first quarter of 2023 due to the timing of new store openings.

General and administrative expenses increased by $3.9 million, excluding non-cash stock compensation expense, for the first quarter of 2024 including the addition of new personnel necessary for new restaurant development, along with public company costs which weren’t present in the prior year period. As a percentage of revenues, general and administrative expenses were 9.2% in the first quarter of 2024.

Net income was $3.7 million or 7.3% of revenue for the first quarter of 2024 compared to $4.5 million or 10.3% of revenue in the first quarter of 2023. The decline was largely due to increased expenses related to new restaurant development and increased general and administrative expenses associated with being a public company, partially offset by the $3.4 million gain on purchase related to the acquisition to buy out the Company’s 50% partner in GKBH Restaurant LLC.

Adjusted EBITDA increased to $6.4 million or 12.5% of revenue, inclusive of pre-opening expense of approximately $1.9 million for the first quarter of 2024, compared to $5.8 million or 13.3% of revenue, inclusive of pre-opening expenses of $0.5 million in the prior year period.

Non-GAAP Measures

Restaurant-level adjusted EBITDA represents income (loss) from operations plus adjustments to add-back the following expenses: depreciation and amortization, pre-opening costs, general and administrative expenses, related party consulting fees, management fees and non-cash lease expense. Management believes that restaurant-level adjusted EBITDA is useful to investors because this measure highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures and enabling investors to more effectively compare the Company’s performance to prior and future periods.

Adjusted EBITDA represents net income (loss) before net interest expense, income taxes, depreciation and amortization, and consulting fees paid to a related party and we also exclude non-recurring items, such as stock-based compensation expense, gain on extinguishment of debt, and Restaurant Revitalization Fund, or RRF, grants, employee retention credits, litigation accruals, aborted deferred IPO costs written off, non-cash lease expenses and non-cash lease expense related to pre-opening costs. Management believes that restaurant-level adjusted EBITDA is useful to investors because this measure highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures and enabling investors to more effectively compare the Company’s performance to prior and future periods .

Conference Call

GEN will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the first quarter ended March 31, 2024.

David Kim, Co-Chief Executive Officer, and Tom Croal, Chief Financial Officer will host the conference call, followed by a question-and-answer session.

Date: Tuesday, May 14, 2024

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-844-825-9789

International dial-in number: 1-412-317-5180

Conference ID: 10188729

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

The conference call will be broadcast live here and available for replay via the investor relations section of the Company’s website at www.genkoreanbbq.com.

A telephonic replay of the conference call will also be available after 8:00 p.m. Eastern time on the same day through May 21, 2024.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 10188729

About GEN Restaurant Group, Inc.

GEN Korean BBQ is a fast-growing cook-it-yourself casual dining concept with over 40 locations in 8 states. The Company offers guests a unique dining experience where guests serve as their own chefs preparing meals on embedded grills in the center of each table. The extensive menu consists of traditional Korean and Korean-American food, including high-quality meats, poultry, seafood and mixed vegetables. With its unique culinary experience alongside its modern décor and lively atmosphere, GEN Korean BBQ delivers an engaging and interactive dining experience. For more information, please visit GEN’s website at www.genkoreanbbq.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “believe,” “intend,” “expect”, “will,” “may”, and other similar words or expressions that predict or indicate future events. All statements that are not statements of historical fact are forward-looking statements, including any statements regarding our strategy, future operations, and growth prospects, any statements regarding future economic conditions or performance, any statements of belief or expectation, and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in our subsequent filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Investor Relations Contact:

Cody Slach and Cody Cree

Gateway Group, Inc.

1-949-574-3860

GENK@gateway-grp.com

GEN RESTAURANT GROUP

Condensed Consolidated Income Statements

(in thousands, except per share amounts)

	Three months ended March 31,
(in thousands, except per share amounts)	2024	2023
	(unaudited)
Revenue	$50,760	$43,862
Restaurant operating expenses:
Food cost	16,968	14,305
Payroll and benefits	16,152	13,652
Occupancy expenses	4,293	3,432
Operating expenses	5,098	4,126
Depreciation and amortization	1,537	1,113
Pre-opening costs	1,901	519
Total restaurant operating expenses	45,949	37,147
General and administrative	4,674	2,055
Consulting fees - related party	—	880
Management fees	—	588
Depreciation and amortization - corporate	29	18
Total costs and expenses	50,652	40,688
Income from operations	108	3,174
Employee retention credits	—	1,165
Gain on remeasurement of previously held interest	3,402	—
Interest income (expense), net	276	(189)
Equity in income (loss) of equity method investee	(17)	381
Net income before income taxes	3,769	4,531
Provision for income taxes	(71)	—
Net income	3,698	4,531
Less: Net income attributable to noncontrolling interest	3,202	397
Net income attributable to GEN Restaurant Group, Inc.	496	4,134

Net income attributable to Class A common stock per share - basic and diluted (1)	$496	—

Weighted-average shares of Class A common stock outstanding - basic (1)	4,324	—
Weighted-average shares of Class A common stock outstanding - diluted (2)	4,324	—

Net income per share of Class A common stock - basic	$0.11	—
Net income per share of Class A common stock - diluted	$0.11	—

(1) (2) Basic and diluted net income per share of Class A common stock is presented only for the period after the Company’s organization transactions.

GEN RESTAURANT GROUP

Selected Balance Sheet Data and Selected Operating Data

(in thousands, except restaurants and percentages)

	For the period ending
	31-Mar-24	31-Dec-23
(amounts in thousands)	(unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents	$28,122	$32,631
Total assets	$214,511	$183,870
Total liabilities	$172,649	$146,352
Total Stockholders' equity	$40,362	$36,018

	Three months ended March 31,
(in thousands)	2024	2023
Selected Operating Data	(unaudited)
Restaurants at end of period	39	31
Comparable restaurant sales performance	-1.8%	3.9%
Net income	3,698	4,531
Net income margin	7.3%	10.3%

Adjusted EBITDA	6,366	5,845
Adjusted EBITDA margin	12.5%	13.3%

Income from operations	108	3,174
Income from operations margin	0.2%	7.2%

Restaurant level Adjusted EBITDA	8,433	8,407
Restaurant level Adjusted EBITDA margin	16.6%	19.2%

GEN RESTAURANT GROUP

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

(amounts in thousands)	Three months ended March 31,
	2024	2023
	(unaudited)
EBITDA:
Net income	$3,698	$4,531
Net Income Margin	7.3%	10.3%
Interest income (expense), net	(276)	189
Provision for income taxes	71	—
Depreciation and amortization	1,566	1,131
EBITDA	$5,059	$5,851
EBITDA Margin	10.0%	13.3%

Adjustments to EBITDA:
EBITDA	$5,059	$5,851
Stock-based compensation expense (1)	759	—
Consulting fees - related party (2)	—	880
Employee retention credits (3)	—	(1,165)
Non-cash lease expense (4)	184	60
Non-cash lease expense related to pre-opening costs (5)	364	219
Adjusted EBITDA	$6,366	$5,845
Adjusted EBITDA Margin	12.5%	13.3%

Reconciliation of Income from Operations to Restaurant-level Adjusted EBITDA

(in thousands)

(amounts in thousands)	Three months ended March 31,
	2024	2023
	(unaudited)
Income from Operations	$108	$3,174
Income Margin from Operations	0.2%	7.2%
Depreciation and amortization	1,566	1,131
Pre-opening costs	1,901	519
General and administrative	4,674	2,055
Consulting fees - related party	—	880
Management Fees	—	588
Non-cash lease expense	184	60
Restaurant-Level Adjusted EBITDA	$8,433	$8,407
Restaurant-Level Adjusted EBITDA Margin	16.6%	19.2%

(1) Stock-based compensation expense: During the first quarter of 2024, we incurred expenses related to the granting of Restricted Stock Units (“RSUs”") to employees.

(2) Consulting fees—related party: These costs ended following the completion of the IPO.

(3) Employee retention credits: These are refundable credits recognized under the provisions of the CARES Act.

(4) Non-cash lease expense: This reflects the extent to which lease expense is greater than or less than contractual rent.

(5) Non-cash lease expense related to pre-opening costs: Cost for stores in development in which the lease expense is greater than the contractual rent.